EXHIBIT 99.2

To 8-K dated January 23, 2006

Page #

EXHIBIT 99.2

To 8-K dated January 23, 2006

Seacoast Banking Corporation of Florida

January 24, 2006

10 am Eastern Time

Operator:

Good morning ladies and gentlemen.  Welcome to the Fourth Quarter Earnings Release Teleconference.  At this time, all participants are in a listen-only mode.  Later we will conduct a question and answer session.  Please note that this conference is being recorded.  I would now like to turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin sir.

Dennis Hudson:

Thank you very much and welcome to Seacoast Banking Corporation’s Fourth Quarter 2005 Conference Call.  Before we begin, I would like to direct your attention to a statement contained at the end of our press release regarding forward statements we may make today during this call.  We will be discussing certain issues that constitute forward-looking statements within the meeting of the Securities and Exchange Act, and our comments are therefore intended to be covered by the meaning of Section 27(a) of the Act.

We have also posted a few slides on our website that we are going to be referring to in our comments.  Feel free to visit www.seacoastbanking.net, seacoastbanking (one word).net, and click on “Presentations” at the bottom of the investor relations listing to view the slides as we continue with our comments.

With me today is Bill Hahl, our Chief Financial Officer, as well as Doug Gilbert, President and Chief Credit Officer.   All of us will be available to answer any questions you may have following our prepared remarks.

This quarter, we are again reporting earnings on a cash operating basis which excludes non-cash amortization expense and profit and losses on our interest rate swaps in prior periods.  The non-cash swap adjustments have not impacted the current quarter, and will not impact them going forward, but have affected prior quarters, so we are discussing our performance in this manner to better demonstrate our operating trends.  Most of our comments will therefore be based on this non-GAAP measure of operating performance.  You should refer to our press release for a reconciliation of these non-GAAP measures.

Seacoast again reported record earnings for the quarter and for the full year.  Operating earnings for the year totaled $21.3 million or $1.27 per share.  Operating earnings for the quarter were a record-breaking $5.9 million or $0.34 per share.  The results produced operating earnings growth for the year of 29.6% and earnings growth for the quarter of 30.8%.  Our cash return on tangible equity stood at 18.4% for the year and 19.48% for the quarter.

Clearly 2005 was an outstanding year for our company, and I would like to pause and sincerely thank the many outstanding leaders at Seacoast and all of our associates for their tireless dedication to excellence and support for our culture of personal responsibility.  Persistent and consistent application of this value, together with the right talent, has indeed produced great value for shareholders.

Our earnings improvement over the past year has been aided by a successful expansion into new markets and we have also seen an acceleration of business activity over the past year in our Treasure Coast markets. But a very important component of our improved earnings this year has been our consistent effort over the past couple of years to transform our operating earning asset mix, while maintaining our historically low-cost deposit mix.  Over that period of time, we have moved our mix of lower-cost residential loans down significantly as we have increased our loan-to-deposit ratio.  Add to this lower credit costs associated with our credit discipline—a discipline that I would remind you has not changed in over 15 years—and we believe you get a high quality earnings stream over the long run.

I am going to repeat something I said during last quarter’s conference call and that is this: many banks and thrifts are now experiencing margin compression.  Some companies in Florida have seen their loan-to-deposit ratios grow to well over 100% and are now feeling the effects of a flat or even inverted yield curve.  Others around the country have suggested that deposit growth is expected to slow, as they struggle to control their funding costs.  Many have had to reposition, at great cost, wholesale leveraging that was placed on the balance sheet when rates bottomed out a couple of years ago.

The actions taken by Seacoast over the last couple of years to reduce our exposure to long-term fixed rate assets, including residential loans when rates were low, and to carefully build our exposure to shorter term, higher yielding commercial relationships, and our relentless focus on building our business around a relationship-focused strategy rather than transaction-based, has significantly improved our ability, we think, to perform in the environment we now clearly find ourselves in.  We continue to operate with a very short duration investment portfolio and low loan-to-deposit ratio.  These components, together with a continued positive local economy, give us great opportunity for further growth in the year ahead.

I would like to invite you all now to pull up the slides we have posted on our website, www.seacoastbanking.net.  We have presented a number of slides that will better depict some of the recent growth trends impacting our business.  You will find them under “Presentations” at the bottom of the list under Investor Relations.  Bill will now review a few of the highlights for the quarter and, following his comments and a few closing comments from me, we will open the call for a few questions. Bill?

Bill Hahl:

As Denny mentioned, I will be referring to some of our slides, which we have posted for this conference call, in my remarks this morning.  I will not necessarily go in the order of the slides, so I will warn you in advance, but I will start out with the first slide which shows that total revenues increased in the fourth quarter of 2005, compared to the prior year, by 35%.  Net interest income increased 42% as a result of increased loans and other earning assets in 2005.

As Denny mentioned and I want to remind everyone, about two and a half years ago we decided to remix our loan portfolio by reducing the size of our fixed rate residential loans held by the company from about 50% to 30%, while increasing our capabilities to produce and book commercial and commercial real estate loans and consumer loans.  The outstanding revenue and earning asset growth is a measure of our success as well as net interest margin improvement noted this year.

Total assets have increased 32% as a result of our prior de novo expansion into Palm Beach and Brevard Counties and this year’s acquisition of Century National Bank in Orlando.  In addition, the company’s net interest margin improved each quarter in 2005, increasing a total of 16 basis points for the year, as a result of the improving earning asset mix and the maintaining of a very favorable deposit mix emphasizing low-cost interest-bearing core deposits and non-interest bearing DDA deposits.  Noninterest income grew 14% compared to last year’s fourth quarter.  Several revenue categories were negatively impacted by Hurricane Wilma, but still improved over the prior year which was also impacted by two hurricanes that hit our market.

Another slide we have posted shows the overhead ratio over the past eight quarters.  In 2004, we opened branches in Palm Beach County and expanded into Brevard County with a loan production office.  The overhead investments initially increased our ratio into the mid-60’s, consistent with our expectations and past experience.  Also consistent with expectations, the overhead ratio has declined as revenues from these new markets have increased.  In addition, the acquisition of Century in April, which had a ratio in the mid-40’s, further aided in lowering this ratio.  If we achieve our strategies and planned income objectives in 2006—in which we plan to open an additional two to three branches, one in approximately March or April, one in July, and one in November—and we successfully integrate our Big Lake acquisition, which is scheduled to close in the second quarter, we believe the overhead ratio will continue to move lower throughout the next two years.

We have a slide that shows loan growth, with the new and existing markets contributing about 32% of last year’s growth of 43% overall, which also included Century’s acquired loans.  Our markets are some of the most desirable in the state of Florida and continue to grow, producing strong lending opportunities.  Commercial loans and commercial real estate loan originations for the year by quarter are shown in another slide and totaled a record $429 million (for the year).  As I mentioned before, we were impacted by Hurricane Wilma and the decline in the fourth quarter commercial real estate originations is more the result of projects being delayed, rather than any significant decline in activity.

Total deposits were up 30% for the year, with around 8% attributable to organic growth of the Treasure Coast franchise and the remainder from the acquisition of Century.  The deposit mix, consisting of 90% lower cost core deposits and DDAs, was unchanged as a result of this outstanding growth.  The value of our relationship banking strategy, we believe, can be measured by the low cost of deposits.  The company has a long history of the lowest quartile ranking compared to peers for cost of deposits.  We have a slide that shows that our cost of deposits over the last seven quarters has increased a remarkably low 56 basis points, while the Fed funds rate has increased 300.  This metric, along with increasing loans as a percentage of earning assets and deposits, has allowed for improving net interest margin during each quarter of 2005, while mitigating the negative impacts of the flat yield curve environment.

We have a couple of slides that show how our floating rate loans and assets have grown over the last year and that they now comprise 34% of earning assets.  We have benefited over the last 12 months from the Fed raising rates 200 basis points, thus increasing the yields on these assets.  With the Fed nearing the end of their increases, this source of margin improvement, we believe, can be overcome by further growth of loans as a percent of earning assets and deposits.  In summary, 2005 was a very good year and we believe the prospects for continued earnings growth for the next several years looks bullish from our viewpoint.  Denny?

Dennis Hudson:

Thank you very much Bill.  As Bill just said, the year we just completed was a record year for Seacoast and again, we think concentrating our resources exclusively in some of the top growth markets and highest growth wealth markets in the state of Florida uniquely positions us to benefit in the coming years.  At this point, this concludes our prepared remarks and we would be pleased to take a few questions—if we could have our moderator please take a few questions.

Operator:

Thank you.  We will now begin the question and answer session.  If you have a question, please press star and then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you are using a speakerphone, you need to pick up the handset first before pressing the numbers.  Once again, if there are any questions, please press star then one on your touchtone phone.  We have Barry McCarver from Stephens.  Please go ahead.

Barry McCarver:

Hey, good morning guys.  Great quarter.

Several:

Good morning.  Good morning Barry.

Barry McCarver:

Denny or Bill, whichever, in your comments I know you talked about cost of deposits, cost of funding coming up; I just noticed on this chart and in the press release, the fourth quarter was really the biggest jump you have had thus far.  Was there anything in the quarter in terms of the mix that you guys did that may have caused that or was it really more competition?

Bill Hahl:

Well, I think that as the quarters progress along, and throughout 2005, there has been more and more movement out of some of the lower cost core deposit categories into certificates through typical intermediation; and we have seen that pick up a little more speed the higher interest rates got on a relative basis versus, let us say, money market accounts, etc.  So I think that is all that is.

Barry McCarver:

So just playing the devil’s advocate here, is it fair to guess that that trend could continue, more likely than not, in future quarters?

Bill Hahl:

Yes, I think it is fair to say that we are going to continue to see it.  Obviously it is going to stop at some point because all the people that want to move into a CD or a higher (paying) CD will get there.

Barry McCarver:

Okay, and then secondly, on Slide 6 where you show the commercial originations, fourth quarter was by far was the lowest.  What was the affecting that number?

Bill Hahl:

Well, I think, and I mentioned in my comments, I think that the hurricane definitely was impactful but I think it was primarily—and, Doug, you probably can speak to this more—just delays in projects getting to the point where we needed to act on them.

Doug Gilbert:

Well, that is absolutely the case—the hurricanes did have a definite affect on slowing down project approvals and the ability to get the materials needed to start jobs—so that is really what caused it.

Dennis Hudson:

Just commenting on our overall loan growth, as we look at our pipelines, I would not say that any of us see any particular significant change in trends in terms of pipelines—and that is pretty predictive out about six months—so we are still seeing pretty strong numbers out there.

Bill Hahl:

The other thing that the hurricane will have an impact on, and did, at least that is what we are hearing, is the construction periods—the funding periods have been pushed out by about 12 months.  Isn’t that right Doug?

Doug Gilbert:

Yes.

Bill Hahl:

… Because of the same things:  materials, etc.  So the funding will not be quite as impactful, you might say, but they will be longer.  Ultimately it will all get funded.  I guess they will be with us a little bit longer though.

Barry McCarver:

Okay, fair enough.  And then just lastly, do you have an update on how the Big Lake acquisition is going and, if I am reading correctly in that recent filing, it looks like you lowered the purchase price by just a little bit.  Can you give us an idea of what is going on there?

Dennis Hudson:

Well, the adjustment in purchase price, as described in the S-4, resulted from the completion of our diligence work—nothing particularly significant there.  I just think it had to do with looking more carefully at what we could expect out of the acquisition going forward.  Doug, do you have any comments?

Doug Gilbert:

No, not really.  Basically, after the due diligence, we recognized a little bit of risk in some customer losses, so the price was adjusted for that.

Dennis Hudson:

Barry, I would not say it was anything remarkable, or overly concerning to us; just part of the overall process.

Barry McCarver:

It sounds like there was an issue maybe in the loan portfolio?

Doug Gilbert:

Not really.  Their loan portfolio was reasonably clean.  I think it was more a matter of overlaying our credit culture on theirs, and what potential possible affect that may have. We have some slight concerns about that.

Dennis Hudson:

And I would again reiterate, Barry, that part of the overall process includes diligence and that includes further negotiation.  We think the deal was properly priced, and fairly priced, and looking forward to modest accretion this year, and more substantial accretion in the out years as we carefully put the organizations together.

Barry McCarver:

Right.  That is very helpful.  Thanks guys.

Dennis Hudson:

I think we said in our announcement at the time that we expected accretion to continue indefinitely in the out years.

Operator:

Our next question comes from Lauren Johnson from SunTrust Robinson Humphrey.  Please go ahead.

Lauren Johnson:

Good morning.

Several:

Good morning.

Lauren Johnson:

I have two related questions.  The first thing:  if you could share what the mortgage originations were in the third quarter versus the fourth quarter; and secondly, if you could just give us color on what we should expect going forward in the mortgage banking fee line.  I know in your press release you discussed that you were keeping more of the loans on the books and therefore have less gain on the sale.

Dennis Hudson:

I do not think though that we have those numbers to disclose, do we?

Bill Hahl:

No, I do not.  Needless to say, the fourth quarter originations were a little bit less due to hurricane impacts, certainly less than what we anticipated.

Dennis Hudson:

We also have a number of open positions that existed in the fourth quarter on the origination side, and I think that probably helped contribute to that decline.  I would say our outlook is for originations to continue to be strong; it’s probably somewhat speculative, but somewhat stronger than what we saw in the fourth quarter for the reasons Bill just indicated.

Bill Hahl:

The thing I can tell you is total originations—and I do not know whether we disclosed this in the first three quarters and you can back into the fourth quarter—I believe were $187 million.

Doug Gilbert:

One hundred and eighty-seven, yes.

Bill Hahl:

…in total originations of mortgages.

Lauren Johnson:

For ’05?

Bill Hahl:

Yes.

Lauren Johnson:

All right, thank you.

Operator:

Our next question is from Terry Maltese from Sandler O’Neill Asset Management. Please go ahead.

Terry Maltese:

Hi, good morning.  Nice quarter.  Two quick questions:  Could you give us… your margin…. you talked a little bit about it—that it has held up very well and then you talked about some of the factors affecting it going forward.  What should we be thinking about in terms of the margin outlook over the next few quarters?

Bill Hahl:

Well, there is various speculation as to what the Fed is going to do over this next 12 months. I guess the consensus is that there will be at least one more rate hike, and maybe another, and some people believe maybe even one after that.  I think as I mentioned, with 34% of our assets being in floating rate prime based, etc., that we would continue to actually benefit from further rate hikes by the Fed; and so, under that scenario, we see the margin improving more substantially than what we really believe—we are in that camp of maybe one more rate hike.  But given the fact that we continue to see strong production capabilities and growth in the loan portfolio in the range of 15% to 20%, we see the margin consistently improving quarter-to-quarter.  It is all going to be a function of how well we control core deposit costs and growth, and how much it will be, but we do see, provided we do continue to expand loans as a percent of earning assets, that the margin does improve throughout the year.

Terry Maltese:

Great.  And then just on the loan loss reserve, what are your thoughts there?  It is obviously, relative to your losses, very high because you have almost no losses.  Relative to loans, it looks sort of low at 70 basis points.  What is the thought there?  Are we going to see that reserve trend down anymore or should we be expecting it to grow from here?

Dennis Hudson:

Well, we have, Terry, consistently applied a methodology to creating that number and we will continue to do that.  The only driver today to the provisioning is growth—and the growth has been substantial in the portfolio, so we expect that to continue.  I do not know that we would expect the relative size of the reserve to decline substantially.  If we did, we would be saying that; and if there were credit issues that came up, which we do not expect nor do we see, you could see some additional provisioning.  So we think it will continue to slide along about where it is in terms of provisioning, and do not see any other factors that will come into play here.  The current reserve is supported by our long, consistent history of very low losses, and a long and very consistent history of very low past dues and internally identified issues in the portfolio. We continue to see a very strong environment here and do not have any present thoughts on that changing substantially.

Terry Maltese:

Great, thanks very much.  Nice quarter.

Dennis Hudson:

Thank you.

Operator:

Our next question comes from Brett Villaume with Fig Partners.  Please go ahead.

Brett Villaume:

Hi fellows, this is Brett Villaume.

Several:

Hi Brett.

Brett Villaume:

Chris could not be on the call, but I wanted to ask you about the Big Lake acquisition.  I wanted to see whether or not…  Well, it is one general question about acquisitions and that is:  Big Lake and also Century National were acquired with relatively good deposit bases, a lot of free funds, and also on the cheap, in my opinion, and I wanted to see if you could give me some color on what you think is out there still and what your appetite for more acquisitions in 2006 would be.  Then also, with Big Lake, how seasonal do you think the deposits are— because the footprint does not seem to be, as on the Treasure Coast and in Orlando, as “winter-resident” prone.

Dennis Hudson:

Starting with your second question, Doug and others have spent a fair amount of time in the Big Lake region in the last couple of months.  I would say you are absolutely right.  We do not anticipate them being as seasonal as they are on the coast.  Would you agree Doug?

Doug Gilbert:

Oh, absolutely.  They do not have the same cyclical behavior there.

Dennis Hudson:

Yes, and so I think you are right-on with that.  As to your earlier comment about the two acquisitions we did over the last two months, we think they were fairly priced from both shareholders’ perspective.  I think the execution of business in the Orlando market has gone extremely well, and is absolutely a credit to the high quality management team in place there led by Mike Sheffey.  His whole team has done an excellent job continuing to grow the bank; and we have seen, as we said, some very nice margin expansion come out of that.  It has been a great thing, I think, for both shareholder bases.  I would remind you that their shareholders are now part of our overall shareholder base.  I would also point out that, in the case of the Big Lake acquisition, that deal will be closed with 100% stock; and again, those shareholders, I think, viewed this as a nice trade into a high quality company with a great future associated with it.  So I think they were both fairly priced and are good for both shareholder bases.

To your final comment about more acquisitions, it remains to be seen what we will see out there.  It is kind of interesting that a lot of the more disruptive buyers are kind of on the sidelines—although you continue to see whopper deals being announced in the last few months, particularly on the West Coast of Florida.  I have seen some.  I think we have a great story and a great future and, with the right kind of opportunity, we would like to do more; but the requirements would be having a good management team in place—which both of these did—having high quality folks that can continue to lead in those markets, and priced in a way that is fair to both sides as we go forward—and those deals are very hard to come by.  I will tell you there are not a lot of opportunities out there that meet those requirements, but we will continue to look.  We can really be more opportunistic in our approach, but will remain very disciplined, I guess is my point, if we were to do anything.  Good question though.

Brett Villaume:

Okay, thank you very much.

Operator:

We now have Peyton Green online from FTN Midwest Securities.  Please go ahead.

Peyton Green:

Good morning.

Several:

Good morning, Peyton.

Peyton Green:

If I could just get an update on what your thoughts for the loan to earning asset mix might be.  I think Bill mentioned that you would hope that loan growth can stay in the 15% to 20% range for ’06, excluding the Big Lake transaction.  Is that correct, number one.  Then also, would you reduce the size of the securities booked or do you see it more as just maintaining a consistent balance over the year?

Dennis Hudson:

Bill can weigh in, but I just would like to point out that you are right.  We are looking at loan growth in the area of 15 plus percent; and I would point out to everybody that that is a decline in growth from what we have produced the last couple of years, as the surge in new market impact works its way through the portfolio.  Bill, do you have any other comments?

Bill Hahl:

Yes, I think we have said in the past, more or less I guess, in terms of the loan-deposit ratio, that we would be comfortable with it in the high 80’s—so we do have quite a ways to go from the 72% that we are at right now.  I think that we still share comfort in that the 15% to 20% growth will make a nice dent in 2006 into that, depending on what our deposit growth can get to.  Doug, any comments on the outlook for loan growth?

Doug Gilbert:

Well, I think 15% to 20% is a reasonable number.  We still see a great deal of activity in our markets.  We have yet to experience the slowdown that maybe some of the other parts of the country are starting to experience.  That does not mean that we will not see some slowdown; but from what we can see today out to at least the next six months, we see some great, robust things happening.

Peyton Green:

Okay.  Then in terms of expense growth going forward, what is a baseline number in terms of the three branches that you have already got in the works and then just overall growth measures that continue on?

Bill Hahl:

Well, I think you can look back over what occurred in 2004 when we had similar type branch expansion or addition, and go by that.  I’ll point out that part of the growth will occur in the lending area, as well as the Brevard market where we do plan, I believe, to open one branch this year.  I think that has a July opening, so there is not a great deal of additional overhead being added, Peyton; but we have some catch-up overhead from the expansion that occurred in 2004 and 2005 as well.

Peyton Green:

Okay, so excluding Big Lake, 10% to 12%; is that fair?

Bill Hahl:

Yes, I think that is probably reasonable.

Peyton Green:

Good enough.  Thank you very much.

Operator:

Our next question comes from Cory Shipman from the Stanford Group.  Please go ahead.

Cory Shipman:

Good morning gentlemen.  I have two unrelated questions.  The first is very simple, just give us an update on the duration of the securities portfolio.

Dennis Hudson:

Down below two years, providing about $15 million to $20 million per month in run-off.

Cory Shipman:

Secondly, now that it has been in the fold for about two quarters, a little more than two quarters, can you give us a status report on how Century National is doing.  Specifically, the opportunities you are seeing in Orlando, particularly on the commercial lending front; how are deposit retentions going with that acquisition; and what you have been able to do thus far with the under-utilized balance sheet that you acquired?

Dennis Hudson:

Well, generally, it is doing extremely well.  With all of the factors you just questioned, each one of them I would say is going as well or better than our expectations at the beginning. Again, I attribute that back to the management team and the commitment they have for moving forward and building things together.  I think the loan growth has been better since the acquisition than it was prior to.  It has been incrementally better which is what our goal was, and what their goal was.  I would point out if you look very carefully at Century, historically, you would see that their loan growth was accelerating in the last year or so prior to the announcement, and that acceleration continued out beyond the announcement and certainly all the way through this year.  We are very pleased with the progress and we think the longer term opportunities in the market have clearly yet to be realized.  We expect those trends to continue, and the key to that will be the right people, and recruiting additional help over time, and we are in the process of working on that right now.

Cory Shipman:

All right, thank you, and have a good quarter.

Dennis Hudson:

Thank you.

Operator:

We now have Alan Savastano from Jamie Montgomery.  Please go ahead.

Al Savastano:

Good morning guys; how are you?

Several:

Good morning Al.

Al Savastano:

Just a question.  With your loan deposit ratio where it is, what is your outlook for deposit growth since you really do not need it?

Bill Hahl:

Well, yes.  But (deposits) are kind of the lifeblood, though, of the organization.  I think one of our challenges over the next couple of years is going to be to better rationalize our entire footprint that we have.  There are really a lot of opportunities, and I think that goes for deposit growth as well.  As I mentioned, in the Brevard market, we are going to be opening an office there.  If we have any kind of experience like we did down in Palm Beach County, that could be and should be very positive.  The Orlando market is very, very competitive right now with a lot of new de novo branches opening up there, but that team is doing remarkably well against all that competition.  Then in the Treasure Coast markets, we do have the biggest, or nearly the biggest footprint, in market-share—so we are looking at somewhere in the probably 4% to 8% deposit growth for 2006.  It just depends on how certain of these things come out.  Some of the down draft on that is that, as the large commercial construction projects—where we have taken in quite a bit of deposit money on the sale of the units—are completed, some fairly large deposit relationships go away—not relationships, but just overall deposits.

Dennis Hudson:

Yes…escrow deposits will begin to decline.  We are seeing that in this last quarter—some declining large escrow deposits—not a huge number and again, that is being replaced with new stuff coming in on the front-end.  So I think we feel comfortable with the overall growth number that Bill just talked about.

Al Savastano:

Does that impact your pricing at all on deposits?

Bill Hahl:

No, we are relationship bankers.  That is our strategy and we really do not compete for deposits on a price basis.

Dennis Hudson:

And, Al, I would say that with the current position we are in, with the liquidity that we have in the balance sheet, we will stick to our discipline in terms of how we grow the deposit portfolio.  We are not feeling any pressure to replace any of those deposits due to liquidity concerns—and you see that in a lot of other companies.  That is not something that is here, so it gives us an advantage and an ability to respond more carefully to the market and where the pricing is going. So we will continue to remain disciplined, and on the positive side, we will grow as best we can grow in the low-cost deposit categories.

Al Savastano:

Okay, very good.  Thank you.

Operator:

If there are any further questions, please press star and one on your touchtone phone.  We have Bill McCrystal from McConnell, Budd, Romano.  Please go ahead.

Bill McCrystal:

Good morning gentlemen.

Several:

Good morning Bill.

Bill McCrystal:

Just one question.  You mentioned that 34% of assets are tied to prime or are at least floating rate.  Do you have any loans that have caps written into them, and does that create an issue as we look forward to some more rate increases in ’06?

Doug Gilbert:

Generally speaking, we do not have loans that have caps tied to them.

Dennis Hudson:

Probably the bigger issue is whether those things get refinanced at some point, and that depends on the twists and turns and the curves as we move out over the next year.  At this point, I do not think we see any pressure.

Bill McCrystal:

Well, very good.  Thanks very much.

Operator:

There are no further questions at this time.

Dennis Hudson:

Great.  Well, thank you very much for your attendance today.  We look forward to reporting good things in the first quarter and thank you for attending.

Operator:

Thank you.  This does conclude today’s conference.  Thank you for participating.  You may now disconnect.